March 21, 2005

Dear Employees:

In the past we have often said that in today’s world, continuous change is part of what it means to be successful, and to meet our obligations to our customers, our shareholders, and each other.

For some of you within the State Financial Bank family today, the word “change” meant that you joined the company through an acquisition we made. Others of you have been “change agents” involved with integrating acquisitions into our organization over the years. You know that while this involves a lot of hard work, and some uncertainty, it is a natural and healthy part of our 20-year history of progress and success. Bank mergers are an aspect of change that has, over the long term, allowed us to accomplish many worthwhile things. I am tremendously proud of all that you have accomplished as we made success possible by embracing many changes over many years.

I am writing today to announce another change that will strengthen us and our ability to fulfill our obligations to our many stakeholders. Your executive team and Board of Directors have reached an agreement to join forces with one of the finest financial institutions in our region – Associated Banc-Corp. Many of you know Associated because they have been our neighbors – and our competitors – for many years. Associated is based in Green Bay, and has 300 banking offices throughout Wisconsin, Illinois and Minnesota.

Attached below is a news release, issued a few minutes ago, describing the transaction.

An announcement of this type will, understandably, cause some nervousness and prompt many questions from you and from our customers. While we won’t be able to answer all those question right away, I want you to know that I am extremely pleased and optimistic about what this means for our future. As you learn more about Associated and our future within that company, I hope you will share my enthusiasm, and take every opportunity to share it with our customers.

We will have a vast range of new opportunities to grow, learn, bring value to our customers and, in the end to reward our shareholders for their faith in us. We have decided to join Associated because of these opportunities. We have performed well on our own because of our willingness to change. We will change further, and we will continue to be successful as part of Associated.

In looking to join with a larger, more diversified financial services company, State Financial Bank had a variety of options. We decided to talk to Associated in part because they share our community banking philosophy, in which our bankers manage customer relationships locally, and our people and our offices have strong ties to our communities. Associated’s leaders are good people who understand the strengths of State Financial Bank, and will, first and foremost, preserve all the best aspects of our organization.

I’m sure the first question on the minds of many of you is what this will mean for you personally. The short answer is that integration planning has not yet begun, so we simply don’t have a lot of specifics. I can tell you that from now until the transaction closes in the fall, and beyond that through the integration process, my pledge to you is that we will communicate as frequently and as honestly as we possibly can.

We are very pleased with this development. Our employees will be part of one of the largest, most successful and most respected financial services companies in the Midwest.

Thank you again for making State Financial Bank a great organization. I look forward to working with you as we continue our long history of achievement.

/s/ Michael J. Falbo.